Hipcricket Reports Fiscal Fourth Quarter and Full Year 2014 Results

BELLEVUE, WA -- (Marketwired - May 08, 2014) - Hipcricket®, Inc. (OTCBB: HIPP) (OTCQB: HIPP), a leader in mobile engagement and analytics, reported results for the fourth quarter and fiscal year ended February 28, 2014.

Fiscal Q4 and Full Year 2014 Operational Highlights

  Surpassed more than 400,000 mobile advertising and marketing campaigns executed by its AD LIFE® platform since 2004, reflecting Hipcricket's industry leadership and unparalleled mobile marketing technology.

  Increased sales staff by 25% since the end of fiscal 2013 to take advantage of the company's expanding business pipeline and to better serve the growing needs of major-brand customers.

  New customer wins helped increase Hipcricket's penetration of the Fortune 100 by 22% compared to fiscal year-end 2013. Hipcricket's customer base at the end of fiscal Q4 2014 included 28 Fortune 100 companies and Ad Age's Top 6 worldwide advertising agencies.

  At the end of fiscal 2014, average revenue per customer increased 26% to $118,000 from $93,000 at the end of fiscal 2013.

  As of February 28, 2014, backlog increased 20% to $22.1 million from $18.4 million as of February 28, 2013.

  Maintained an industry-leading 90%+ customer renewal rate and 95%+ upsell rate.

  Relocated corporate headquarters to Bellevue, Washington, which has enhanced collaboration and boosted productivity, as well as reduced annual overhead.

Fiscal Q4 and 2014 Financial Results
Revenue for the fourth quarter of fiscal 2014 totaled $6.8 million compared to $7.5 million for the same period of 2013. For full fiscal 2014, revenue increased 2% to $26.7 million from $26.2 million in fiscal 2013, driven by the increase in key new customers and the expansion of existing customer activity.

Revenue for the year and particularly in the second half was adversely impacted by the enactment of the new Telephone Consumer Protection Act (TCPA) regulations in October 2013. Compliance with the new regulations required Hipcricket to divert sales and development resources to assist customers in re-opting in subscribers to existing SMS databases. Fiscal 2014 revenue growth was also affected by the relocation of the company's data center, as well as the ongoing development of its sales force. These activities have now been largely completed and the company's sales force and development resources have been appropriately refocused, with this resulting in strong revenues and bookings anticipated for the first fiscal quarter of 2015 ending May 31, 2014.

Revenue mix for the fourth quarter of fiscal 2014 was 48% from mobile marketing (derived from messaging, mobile web, and mobile applications) and 52% from mobile advertising (primarily derived from mobile brand advertising through agencies). This is compared to 64% from mobile marketing and 36% from mobile advertising in the same period in fiscal 2013. Revenue mix for fiscal 2014 was 55% from mobile marketing and 45% from mobile advertising. This is compared to 66% from mobile marketing and 34% from mobile advertising in fiscal 2013.

In the fourth quarter of fiscal 2014, bookings (which the company defines as the dollar value of contracts signed, including new orders and renewals) were $9.6 million compared to $9.7 million in the same period of fiscal 2013. Approximately 64% of total bookings in fiscal Q4 2014 were new sales to existing and new customers, with the balance representing license renewals. The company's bookings can fluctuate from quarter-to-quarter, and renewals will vary primarily due to the timing of contract renewal dates.

Gross profit for the fourth quarter of fiscal 2014 was $3.6 million or 53% of revenue, compared to $4.6 million or 61% of revenue in the same year-ago period. For fiscal 2014, gross profit was $14.3 million or 53% of revenue, compared to $15.8 million or 60% of revenue in the previous fiscal year. The decreases in gross profit were primarily due to a larger percentage of sales from mobile advertising which has a higher cost of revenue.

Operating expenses for the fourth quarter of fiscal 2014 decreased 11% to $11.3 million from $12.5 million in the same period of fiscal 2013. For the full fiscal 2014, operating expenses decreased 54% to $36.6 million from $79.4 million in fiscal 2013. Operating expenses in fiscal 2014 included a $3.5 million charge for impairment of intangible assets, compared to a $38.1 million charge for impairment of goodwill, intangible assets and investments in fiscal 2013. The impairment in fiscal 2014 was primarily due to a write down on the patents acquired in the JAGTAG and GEOS Communications IP business combinations. Excluding those impairment charges, the decrease in operating expenses in fiscal 2014 was due to lower staffing levels and other cost saving measures that resulted from the restructuring plan initiated in September 2012, offset by increases in the company's sales staff.

To provide greater insight into its operating expenses, the company reports a non-GAAP operating expense metric, which it defines as total operating expenses less impairment of goodwill, impairment of intangible assets and investments, share-based compensation, depreciation and amortization. On this basis, non-GAAP operating expenses in the fourth quarter of fiscal 2014 decreased 5% to $6.5 million from $6.8 million in the same year-ago period. For fiscal 2014, non-GAAP operating expenses decreased 17% to $25.1 million from $30.2 million in fiscal 2013.

Net loss for the fourth quarter of fiscal 2014 improved to $7.6 million or $(0.05) per share from a net loss of $7.9 million or $(0.07) per share in the same period of fiscal 2013. In the fourth quarter of fiscal 2014, earnings before non-cash charges (a non-GAAP term the company defines below) totaled a loss of $2.9 million compared to a loss of $2.2 million in the same period of 2013. For fiscal 2014, net loss improved to $22.3 million or $(0.16) per share from $48.8 million or $(0.47) per share in fiscal 2013. Excluding non-cash charges, non-GAAP loss for fiscal 2014 totaled $10.9 million compared to $14.4 million in fiscal 2013. See further discussion of the company's use of non-GAAP terms and reconciliations to GAAP, below.

At February 28, 2014, cash and cash equivalents totaled $3.0 million with borrowing on the company's revolving credit facility of $2.2 million and an additional $1.9 million available for borrowing.

Management Commentary
"During fiscal 2014, we made significant progress executing on strategic initiatives designed to drive growth and shareholder value," said Ivan Braiker, Hipcricket's CEO. "This included strengthening our team with key hires and promotions, enhancing our product offering, securing new customer wins and building upon existing customer relationships.

"Our industry-leading technology and strengthened sales force were key drivers for attracting new business in fiscal 2014. We added several key new customers, including a major win with Mondelēz International and Google for multiple Mondelēz brands, like Chips Ahoy!, Oreo, Wheat Thins, Milka and Tassimo.

"We are encouraged by our ability to increase annual revenue and generate record quarterly bookings despite the challenges we had to address. We believe this underscores the strength of our industry and our leading position within it. We have come through fiscal 2014 stronger and have gained deeper customer loyalty as the result of the hands-on assistance we provided through the TCPA rule changes.

"After completing an industry-leading 150,000 mobile advertising and marketing campaigns in fiscal 2014, we expect to grow revenue at a faster pace in fiscal 2015 by capitalizing on forecasted strong industry growth driven by, among other things the increasing amount of time consumers spend on their mobile devices. Recent studies revealed that on average Americans now spend more than two and a half hours a day on their mobile device. Industry analysts predict mobile Internet usage will overtake desktop this year, with the number of SMS-enabled phones topping more than 3 billion worldwide.

"Our expanded sales team is now fully focused on our primary objective of growing revenue by expanding our customer base and by selling additional solutions to our existing customers, including the analytics features of our AD LIFE® platform. We are also continuing to shift the focus of our product mix toward higher growth opportunities, like mobile advertising, while deemphasizing slower growing, lower contribution product lines.

"We have been experiencing a dramatic increase in client activity that suggests we have arrived at an inflection point in terms of our growth and opportunity. The first two months of our current fiscal quarter have shown significant strength. Based on contracts signed to date as well as our expanding pipeline, we believe that we are on pace to achieve more than 25% year-over-year revenue growth in our current fiscal quarter that ends May 31. Meanwhile, our engineering and development teams are working to introduce new innovative solutions and enhancements to the AD LIFE platform designed to drive incremental revenue generation this year and beyond.

"Given the strong start to the year, we believe that fiscal 2015 has the potential to be a year of strong revenue expansion, driven by industry growth, continued new customer acquisitions, and increased activity within our existing customer base of global brands and companies."

Conference Call
Hipcricket will hold a conference call later today (May 8, 2014) to discuss these financial results. The company's CEO, Ivan Braiker, and CFO, Tom Virgin, will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate, please dial the appropriate number at least 10 minutes prior to the start time and ask for the Hipcricket conference call.

Dial-In Number: 1-888-549-7704
International Number: 1-480-629-9810
Conference ID: 4681524

The conference call will be broadcast simultaneously via a link available in the investors section of the company's website here. For the webcast, please access the link at least 15 minutes prior the call in order to register and install any necessary audio software. If you have any difficulty connecting with the conference call or webcast, please contact Liolios Group at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern time through May 22, 2014 via the same website link as well as by phone:

Replay Number: 1-877-870-5176
International Replay Number: 1-858-384-5517
Replay PIN: 4681524

About Hipcricket
Hipcricket, Inc. (OTCBB: HIPP) & (OTCQB: HIPP) provides a unified mobile engagement platform that drives awareness, sales and loyalty. Its AD LIFE® platform has been used by internationally recognized brands and agencies to power more than 400,000 campaigns across SMS, 2D/QR codes, mobile websites, advertising networks, social media and branded apps. For additional Hipcricket news and information, visit www.hipcricket.com or text "NEWS" to 24474.

Hipcricket®, AD LIFE® and the Hipcricket logo are trademarks of Hipcricket, Inc. All rights reserved. 2009-14.

Non-GAAP Financial Measures
This press release includes financial measures defined as non-GAAP financial measures by the SEC. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles accepted in the United States of America ("GAAP"). Generally, a non-GAAP financial measure is a numerical measure that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. We supplement our GAAP disclosures with Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses). These amounts exclude non-cash items, including share-based compensation expense, depreciation and amortization, acquisition related contingent consideration (including fair value adjustments and deferred income tax benefits), and impairment charges for goodwill and intangible assets and investments. The following table reconciles Non-GAAP Operating Expenses and Non-GAAP Earnings (Losses) to the comparable GAAP measures (Unaudited):

Non-GAAP Information and Reconcilation to Comparable
 GAAP Financial Measures (Unaudited):

                                    3 months ended        12 months ended
                                     February 28,          February 28,
                                 --------------------  --------------------
Non-GAAP Operating Expenses (in
 millions)                          2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Total Operating Expense          $    11.3  $    12.5  $    36.6  $    79.4
  Goodwill impairment                    -          -          -      (25.9)
  Impairment of intangible assets
   and investments                    (3.0)      (3.5)      (3.5)     (12.2)
  Share-based compensation
   expense                            (0.4)      (0.8)      (2.8)      (5.1)
  Depreciation and amortization       (1.4)      (1.4)      (5.2)      (6.0)
                                 ---------  ---------  ---------  ---------
  Total Non-GAAP Operating
   Expenses:                     $     6.5  $     6.8  $    25.1  $    30.2
                                 ---------  ---------  ---------  ---------

                                    3 months ended        12 months ended
                                     February 28,          February 28,
                                 --------------------  --------------------
Earnings before non-cash charges
 (in millions)                      2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
Net loss as reported (GAAP)      $    (7.6) $    (7.9) $   (22.3) $   (48.8)
  Goodwill impairment                    -          -          -       25.9
  Impairment of intangible assets
   and investments                     3.0        3.5        3.5       12.2
  Share-based compensation
   expense                             0.4        0.8        2.8        5.1
  Depreciation and amortization        1.4        1.4        5.2        6.0
  Fair value adjustment of
   acquisition related contingent
   consideration                         -          -          -      (12.2)
  Deferred income tax benefits        (0.1)         -       (0.1)      (2.6)
                                 ---------  ---------  ---------  ---------
  Earnings before non-cash
   charges                       $    (2.9) $    (2.2) $   (10.9) $   (14.4)
                                 ---------  ---------  ---------  ---------

Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future financial performance. All statements other than present and historical facts contained in this release, including any statements regarding our plans for future operations, anticipated future financial position, anticipated results of operations, financing plans, business strategy, competitive position, opportunities for growth and industry trends, are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control. The company's actual results, performance, or achievements may differ materially from those projected or assumed in any of the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others: overall economic and business conditions; the demand for our products and services; competitive factors in our industry; the emergence of new technologies; our cash position; the availability of funding sources; the strength of our intellectual property portfolio; and changes in government regulations in our industry. A more detailed discussion of these factors is set forth in the company's annual report on Form 10-K for the year ended February 28, 2013 and other reports filed with the U.S. Securities and Exchange Commission. The company does not intend, and undertakes no duty, to update any forward-looking statement to reflect future events or circumstances.

Balance Sheets
(in thousands)
                                                February 28,   February 28,
                                                    2014           2013
                                   ASSETS
CURRENT ASSETS
  Cash & cash equivalents                      $       3,002  $       4,353
  Restricted Cash                                        215            214
  Accounts receivable, net                             6,808          5,707
  Prepaid expenses and other current assets              416            772
                                               -------------  -------------
Total current assets                                  10,441         11,046

Intangible assets held for sale                            -          3,500
Property and equipment, net                              323             83
Goodwill                                              35,060         35,060
Intangible assets, net                                21,203         25,812
Deposits                                                 163            238
                                               -------------  -------------
TOTAL ASSETS                                          67,190         75,739

                    LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                     4,412          4,812
  Accrued liabilities                                  2,629          2,614
  Deferred revenues                                      808            852
  Line of credit                                       2,210              -
                                               -------------  -------------
Total Current liabilities                             10,059          8,278

LONG TERM LIABILITIES
  Deferred income tax liability                        3,376          3,518
  Accrued liabilities                                     55             82
                                               -------------  -------------

TOTAL LIABILITIES                                     13,490         11,878

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock                                              15             13
Additional paid in capital                           187,333        175,242
Accumulated deficit                                 (133,648)      (111,394)
                                               -------------  -------------
Total stockholder's equity                            53,700         63,861

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $      67,190  $      75,739

Statements of
 Operations
(in thousands except Net Loss Per
 Share and Shares Outstanding)

                           3 months ended              12 months ended
                            February 28,                February 28,
                     --------------------------  --------------------------
                         2014          2013          2014          2013
                     ------------  ------------  ------------  ------------

REVENUE              $      6,807  $      7,509  $     26,691  $     26,210

COST OF REVENUES            3,207         2,906        12,434        10,371

OPERATING EXPENSES
  Sales and Marketing       2,975         3,804        11,881        15,124
  Technology and
   Development              1,820         1,538         6,782         7,475
  General and
   Administrative           2,080         2,241         9,211        12,682
  Depreciation and
   Amortization             1,378         1,356         5,207         6,037
  Goodwill impairment           -             -             -        25,919
  Impairment of
   intangible assets
   and investments          3,029         3,528         3,494        12,196

                     ------------  ------------  ------------  ------------
Total operating
 expenses                  11,282        12,467        36,575        79,433

LOSS FROM OPERATIONS       (7,682)       (7,864)      (22,318)      (63,594)

OTHER INCOME
 (EXPENSE)
  Interest income
   (expense), net             (19)          (26)          (52)          (63)
  Acquisition related
   contingent
   consideration                -             -             -        12,200

                     ------------  ------------  ------------  ------------
NET LOSS BEFORE
 INCOME TAXES              (7,701)       (7,890)      (22,370)      (51,457)

  Income tax benefit
   (expense)                  115             -           115         2,619

                     ------------  ------------  ------------  ------------
NET LOSS             $     (7,586) $     (7,890) $    (22,255) $    (48,838)

BASIC AND DILUTED NET
 LOSS PER SHARE      $      (0.05) $      (0.07) $      (0.16) $      (0.47)

WEIGHTED AVERAGE
 SHARES OUTSTANDING   154,577,383   117,836,121   139,913,502   104,185,651

Statements of Cash Flows
(in thousands)

                                 3 months ended          12 months ended
                                  February 28,            February 28,
                             ----------------------  ----------------------
                                2014        2013        2014        2013
                             ----------  ----------  ----------  ----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net loss                     $   (7,586) $   (7,889) $  (22,255) $  (48,837)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization                   1,378       1,356       5,207       6,037
  Bad debt expense and other        135          90         161         136
  Common stock issued for
   services                          26           -         353         625
  Non-cash interest expense           -          14           -          51
  Deferred income tax
   benefits                        (141)          -        (141)     (2,619)
  Impairment of goodwill              -           -           -      25,919
  Impairment of intangible
   assets and investments         3,029       3,528       3,494      12,196
  Share-based payments              400         799       2,765       5,101
  Fair value adjustment of
   acquisition related
   contingent consideration           -           -           -     (12,200)
  Changes in operating assets
   and liabilities:
    Accounts receivable            (511)        316      (1,261)     (2,108)
    Prepaid expenses and
     other current assets            68        (431)        356        (499)
    Deposits                         98           2          75         128
    Accounts payable &accrued
     liabilities                    424        (157)       (386)      3,213
    Deferred revenue                235        (330)        (44)       (199)
    Long-term liabilites and
     other                           25          23         (28)        (31)
                             ----------  ----------  ----------  ----------
    CASH USED IN OPERATING
     ACTIVITIES                  (2,420)     (2,679)    (11,704)    (13,087)
                             ----------  ----------  ----------  ----------

CASH FLOWS FROM INVESTING
 ACTIVITIES
    Cash paid for purchase of
     patents                          -         (44)        (44)       (864)
    Cash paid for patent
     defense costs                 (101)       (317)       (428)     (3,041)
    Cash paid for acquisition
     related contingent
     consideration                    -         (60)          -      (3,242)
    Cash paid for long-term
     investment                       -           -           -        (200)
    Additions to property and
     equipment                     (190)          -        (360)          -
                             ----------  ----------  ----------  ----------
    CASH USED IN INVESTING
     ACTIVITIES                    (291)       (421)       (832)     (7,347)
                             ----------  ----------  ----------  ----------

CASH FLOWS FROM FINANCING
 ACTIVITIES
    Proceeds from sale of
     stock                            5       5,931       8,974      12,093
    Proceeds received from
     line of credit                 853           -       2,210           -
    Proceeds received from
     the issuance of short-
     term debt                        -           -           -         450
    Payments on short-term
     debt                             -        (250)          -        (450)
    Proceeds received from
     exercise of options
     /warrants                        -           8           3       1,265
                             ----------  ----------  ----------  ----------
    CASH PROVIDED BY
     FINANCING ACTIVITIES           858       5,689      11,187      13,358
                             ----------  ----------  ----------  ----------

NET DECREASE IN CASH             (1,853)      2,589      (1,349)     (7,076)
CASH AT BEGINNING OF PERIOD       4,855       1,764       4,351      11,429
                             ----------  ----------  ----------  ----------

CASH AT END OF PERIOD        $    3,002  $    4,353  $    3,002  $    4,353
                             ==========  ==========  ==========  ==========

Investor Relations Contact
Matt Glover or Michael Koehler
Liolios Group, Inc.
(949) 574-3860
HIPP@liolios.com

Hipcricket Media Contact
Andrea Mocherman
(425) 452-1111
amocherman@hipcricket.com